 ASSIGNMENT

I Jonathan Shenker ( hereafter referred to as Assignor ) have invented a BABY BOTTLE DESIGN for administering medicine to Infants , ( Hereafter Assignor )

And Wheras INFEED MEDICA CORP ( hereafter referred to as Assignee ) a corporation organized and existing under the laws of Deleware having a place of business at 113 Barksdale Newark 19711 USA is desirious of acquiring an interest in any and all countries , in and to the Invention , and all Patents to be obtained therefore;

Now Therefore to all whom it may concern be it known that for good value consideration , ( consideration defined in Exhibit A) the receipt of which is hereby acknowledged we the assignors have assigned and transferred and hereby assign and transfer unto ASSIGNEE , the entire right , title and interest in and to the INVENTION and any and all Patents that may be issued therefrom in any and all countries including and and all revivals refilling , continuations , continuations in part divisions and reissues thereof to ASSIGNEE and we do hereby agree that we all execute all papers necessary in connection with any and all patent applications when called upon to do so by Assignee fully assign and that we will at the cost and expense of ASSIGNEE fully assist and cooperate in all matters in connection with any and all patent applications and patents issuing thereon.

The Undersigned declare that all statements made herein of this own knowledge are true and that all statements made on information and belief and further that these statements were made with the knowledge that willful false statements and like so made are punishable by and imprisonment , or both under section 1001 of Title 18 of the United States Code and that such willful false statements may jeopardize the validity of any Patent issuing thereon.

Date December 27 2012

/S/ Jonathan Shenker
Jonathan Shenker
Assignor

Exhibit A ( Consideration)

10% of all future gross proceeds from the sale and / or licensing of the Design Patent Product .